UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2019

TRINET GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36373	95-3359658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 600 Dublin, CA		94568
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Operating Officer

On March 19, 2019, the Board of Directors of TriNet Group, Inc. (the “Company”) approved the appointment of Olivier Kohler, age 56, as the Company’s Senior Vice President, Chief Operating Officer, and as the Company’s Principal Operating Officer, effective on March 20, 2019.

Mr. Kohler has served as the Company’s Senior Vice President and Chief Operations Officer since April 2018.  Prior to joining the Company, Mr. Kohler served as Chief Operating Officer at Bridgewater Associates, an investment management firm, from January 2016 to July 2017. Prior to this, Mr. Kohler served as Chief Administrative Officer and Senior Vice President at Cisco Systems, a worldwide technology company, from November 2010 to December 2015. Before joining Cisco Systems, Mr. Kohler served in various roles of increasing responsibility over the course of nearly 28 years at Hewlett Packard, a multinational information technology company, most recently as Global Head of Enterprise Strategic Alliances. Mr. Kohler has more than 35 years of extensive leadership experience across diverse business units and has held a number of strategic sales, services, operation, technology and finance positions in the United States and Europe.

Mr. Kohler is a participant in the Company’s Amended and Restated Executive Severance Benefit Plan (the “Plan”), which provides for certain payments and benefits upon a Change in Control Termination or a Non-Change in Control Termination that results in Mr. Kohler’s Separation from Service, as each foregoing capitalized term is defined in the Plan. There are no family relationships between Mr. Kohler and any director or executive officer of the Company, and Mr. Kohler has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriNet Group, Inc.
Date:	March 20, 2019	By:	/s/ Samantha Wellington
Samantha Wellington
Senior Vice President, Chief Legal Officer and Secretary